Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, President and CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION REPORTS STRONG INITIAL RESULTS FROM THE 2C WELL AND ALSO INVITES
STAKEHOLDERS TO SECOND QUARTER EARNINGS CALL
DENVER, Colorado (July 25, 2011) — Delta Petroleum Corporation (Delta or the Company) (NASDAQ Capital Market: DPTR), an independent oil and gas exploration and development company, announced today that the 2C-433D well began producing hydrocarbons on Wednesday, July 20, at a choke-restricted rate of 5.4 million cubic feet of gas per day (MMcf/d) with 8360 psi of flowing tubing pressure. Gas sales from the well began on Thursday, July 21. The well continues to produce at a choke restricted rate of between 3.5 and 5 MMcf/d with a stable flowing tubing pressure of 8160 psi. The well has also just started to produce some condensate with 20 bpd measured.
Carl Lakey, Delta’s President and CEO stated, “We are pleased to announce the initial results of the 2C well. We believe that this well’s result combined with other Delta operated shale wells and similar wells from other operators in the Piceance Basin, validate the resource potential of the Niobrara and Mancos shales in the basin. It is important to note that the 2C well is producing from the only 1300’ of pay in the Niobrara and Frontier. Roughly 2700’ of gross potential hydrocarbon bearing pay remain uncompleted in the Mancos Shale and Corcoran formations. The Williams Fork also remains uncompleted here. It is still too early to provide an estimate of total EUR of the well. However, we are very encouraged by the measured rates to date, and remain optimistic that the Niobrara and Mancos shales will be highly economic. Delta holds approximately 22,400 net acres of leasehold in the Vega area, including deep rights to substantially all of that acreage. Early indications are that the entire position is prospective for shale development in the Mancos, Niobrara and Frontier. We invite our stakeholders to listen to our upcoming Second Quarter earnings call where we expect to provide an additional update to the 2C well and other operational developments. We will update sooner if it is appropriate. We are excited by the results obtained to date, and more importantly by the potential size and scope of the resource that we are now testing.”
Delta will be holding the second quarter earnings conference call on Thursday, August 4 at 10:00 AM Mountain Time. The conference call specifics will be released in a separate press release.
ABOUT DELTA PETROLEUM
Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is the Rocky Mountain Region, where the majority of its proved reserves, production and long-term growth prospects are located. Its common stock is listed on the NASDAQ Capital Market System under the symbol “DPTRD” until on or around August 10, 2011, when the symbol will return to “DPTR.”
FORWARD-LOOKING STATEMENTS
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, the resource potential of the Niobrara, Mancos and Frontier shales, the economics of wells, including the 2C well, potential EURS, and future hydrocarbon flow rates. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, the highly variable nature of exploration drilling results, costs of finding and development, technical challenges in drilling shale plays in the Piceance Basin, Delta’s results of operations and financial condition, uncertainties in commodities prices, future drilling results, future production, regulations that might be adopted in the future that could, among other things, significantly limit or curtail hydraulic fracturing techniques used in the Piceance Basin, as well as general economic conditions, market conditions and competition. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional risks and uncertainties affecting the Company. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com

SOURCE:	Delta Petroleum Corporation